Exhibit 10.74
CLIFFS NATURAL RESOURCES INC.
2012 INCENTIVE EQUITY PLAN
RESTRICTED SHARE UNITS AWARD AGREEMENT
WHEREAS, [NAME] (the “Participant”) is an employee of Cliffs Natural Resources Inc. (the “Company”) or a Subsidiary, as defined in the Company’s 2012 Incentive Equity Plan, (the “Plan”); and
WHEREAS, the Chief Executive Officer and/or the Senior Vice President of Human Resources of the Company has been authorized by a resolution of the Compensation and Organization Committee (the “Committee”) of the Board of Directors of the Company to make awards under the Plan to certain employees.
NOW, THEREFORE, pursuant to the Plan, the Company has granted to the Participant __________ Restricted Share Units, as defined in the Plan, covering __________ common shares in the capital of the Company (“Shares”), effective ____________________ (the “Date of Grant”), subject to the terms and conditions of the Plan and the following terms, conditions, limitations and restrictions (the “Agreement”):
1.    Award of Restricted Share Units. Pursuant to the Plan, the Company, by delegated authority of the Committee, has granted to the Participant the number of Restricted Share Units as specified above, effective as of the Date of Grant.
2.    Condition of Payment.

(a)     Except as provided in Section 2(b) below, the Restricted Share Units covered by this Agreement shall only result in the payment in Shares if the Participant remains in the employ of the Company or a Subsidiary throughout the period ending on the Vesting Date. Such Shares shall be issued as soon as administratively practicable following the vesting of the Restricted Share Units covered by this Agreement as described in Section 3 below, but in no event later than the last day on which the issuance of Shares would qualify as a short-term deferral under U.S. Treasury Regulation § 1.409A-1(b)(4) (if applicable). Sales of Shares delivered in settlement of the Restricted Share Units will be subject to the Company’s policies regulating trading, including any applicable “blackout” or other designated periods in which sales of Shares are not permitted. Shares delivered in settlement will be subject to any recoupment or “clawback” policy of the Company. The issuance of Shares will be at no cost to the Participant. Notwithstanding the terms of the Plan providing the Committee with discretion to settle Restricted Share Units in cash, vested Restricted Share Units covered by this Agreement will be settled through the issuance of Shares, except to the extent necessary to comply with local law, or taxes or other statutory deductions are required to be withheld pursuant to Section 6 herein.

(b)    Notwithstanding the provisions of Section 2(a) above, in the event that the Restricted Share Units become vested at an earlier date than the Vesting Date as provided in Section 3(a) below, based upon the Participant’s ability to receive Shares following Retirement (as defined in the Plan) or otherwise, the Restricted Share Units may not be settled by the issuance of Shares or the payment of cash to the Participant until the original Vesting Date of [INSERT VESTING DATE] as set forth in Section 3(a) below. Any Participant who is a specified employee (as defined in Section 409A of the Code) who receives Shares or cash based on his or her eligibility for Retirement (as defined in the Plan), will be subject to Section 18.7 of the Plan, that requires payment upon the first day of the seventh month following the date of Retirement. For the sake of clarity, Shares issued following Retirement are intended to comply with Section 409A.

3.    Vesting of Restricted Share Units.
(a)    The Restricted Share Units covered by this Agreement shall become fully vested on [VESTING DATE] (the “Vesting Date”), provided the Participant remains employed by the Company or Subsidiary continuously from the Date of Grant until such Vesting Date.
(b)    Notwithstanding the provisions of Section 3(a) above, in the event of Participant’s involuntary termination by the Company for a reason other than “Cause” (as defined in the Plan), Participant shall receive Shares or cash in payment of the Restricted Share Units covered by this Agreement that are prorated based upon the number of full calendar months between the Date of Grant and the date the Participant separated from service with the Company and its Subsidiaries, as determined in accordance with Section 4(c), compared to the [INSERT] full calendar months between the Date of Grant and the Vesting Date.
(c)    Notwithstanding the provisions of Section 3(a) above, in the event of Participant’s Retirement (as defined in the Plan) from the Company and/or its Subsidiaries, the Participant shall receive Shares or cash in payment of the Restricted Share Units covered by this Agreement that are prorated based upon the number of full calendar months between the Date of Grant and the date of the Participant’s Retirement with the Company and its Subsidiaries, compared to the [INSERT] full calendar months between the Date of Grant and the Vesting Date. Nevertheless, under no circumstances shall the Participant’s Retirement result in the payment of Shares or cash at anytime before the Vesting Date, as set forth in Section 3(a). The Participant will be paid his or her prorated Shares on [INSERT VESTING DATE], as set forth in Section 2(b) above.
(d)    Notwithstanding the provisions of Section 3(a) above, in the event that the Participant separates from service with the Company and its Subsidiaries prior to the Vesting Date by reason of:
(i)    his Disability (as defined in the Plan), or
(ii)    his death,
the Restricted Share Units covered by this Agreement shall become fully vested immediately upon the occurrence of the event described in Sections 3(d)(i) or 3(d)(ii) above.
4.    Forfeiture.
(a)    Any of the Restricted Share Units covered by this Agreement that have not become vested in accordance with Section 3 hereof shall be forfeited if the Participant separates from service with the Company and its Subsidiaries at any time prior to the Vesting Date.
(b)    The Participant shall not, prior to the Vesting Date, render services for any organization or engage directly or indirectly in any business which is a competitor of the Company or any Subsidiary or Affiliate of the Company, or which organization or business is or plans to become prejudicial to or in conflict with the business interests of the Company or any Subsidiary or Affiliate of the Company. Failure to comply with the provisions of this Section 4(b) will cause Participant to forfeit his right to the Restricted Share Units covered by this Agreement.
(c)    Unless otherwise provided in a written employment agreement between the Participant and the Company and/or Subsidiary, the Participant shall be treated as having separated from service with the Company and its Subsidiaries (for any reason whatsoever, whether or not later to be found invalid or in breach of employment laws in the jurisdiction where Participant is employed) for purposes of determining the vesting or forfeiture of his Restricted Share Units on the date on which he receives notice of termination of employment from the Company or Subsidiary, unless otherwise determined by the Committee in its sole discretion or as provided for in the Plan.
(d)    No Shares shall be issued and no payment or other compensation shall be provided to any person in respect of any Restricted Share Units that are forfeited by the Participant, or on account of damages relating to the forfeiture of any such Restricted Share Units.
5.    Dividend Equivalents. During the period beginning on the Date of Grant and ending on the date that Shares are issued or cash is paid in settlement of a Restricted Share Unit, the Participant will accrue dividend equivalents on Restricted Share Units equal to the cash dividend or distribution that would have been paid on the Restricted Share Unit had the Restricted Share Unit been an issued and outstanding Share on the record date for the dividend or distribution. Such accrued dividend equivalents (i) will vest and become payable upon the same terms and at the same time of settlement as the Restricted Share Units to which they relate, and (ii) will be denominated and payable solely in cash. However, the Company reserves the right to pay the accrued dividend equivalents in the form of additional Shares. Dividend equivalent payments, at settlement, will be net of applicable federal, state, local or foreign withholding taxes.
6.    Withholding Taxes. The provisions of Section 18.3 of the Plan shall apply to the extent that the Company or a Subsidiary is required to withhold income tax, social insurance, payroll tax, fringe benefits tax, payment on account or other tax-related items related to Participant’s participation in the Plan in connection with the Participant’s Restricted Share Units, unless as otherwise specified in the Appendix to this Agreement, including, without limitation, any tax liability associated with the grant or vesting of the Restricted Share Units or sale of the underlying Shares (the “Tax Liability”). These requirements may change from time to time as laws or interpretations change. Regardless of the Company’s or the Subsidiary’s actions in this regard, the Participant hereby acknowledges and agrees that the Tax Liability shall be the Participant’s sole responsibility and liability. The Participant acknowledges that the Company’s obligation to issue or deliver Shares or pay cash shall be subject to satisfaction of the Tax Liability. Unless otherwise determined by the Company, withholding obligations shall be satisfied by having the Company or one if its Subsidiaries withhold all or a portion of any Shares that otherwise would be issued or cash payable to the Participant upon settlement of the vested Restricted Share Units; provided that amounts withheld shall not exceed the amount necessary to satisfy the Company’s tax withholding obligations. Such withheld Shares shall be valued based on the Fair Market Value (as defined in the Plan) as of the date the withholding obligations are satisfied. The Company or one of its Subsidiaries may also satisfy the Tax Liability by deduction from the Participant’s wages or other cash compensation paid to the Participant by the Company or the Subsidiary. If the Company or a Subsidiary does not elect to have withholding obligations satisfied by either withholding Shares, from the cash payable, or by deduction from the Participant's wages or other compensation paid to the Participant by the Company or the Subsidiary, the Participant agrees to pay the Company or the Subsidiary the amount of the Tax Liability in cash (or by check) as directed by the Company or the Subsidiary.
7.    Continuous Employment. For purposes of this Agreement, the continuous employment of the Participant with the Company shall not be deemed to have been interrupted, and the Participant shall not be deemed to have separated from service with the Company, by reason of the transfer of his employment among the Company and its Subsidiaries or an approved leave of absence, as provided for in the Plan.

8.    Transferability. Except as otherwise provided in the Plan, the Restricted Share Units are non-transferable and any attempts to assign, pledge, hypothecate or otherwise alienate or encumber (whether by law or otherwise) any Restricted Share Units shall be null and void.
9.     Acknowledgments. In accepting the grant, Participant acknowledges, understands and agrees to the following:

(a)
The Plan is established voluntarily by the Company, it is discretionary in nature and it may be modified, amended, suspended or terminated by the Company at any time, to the extent permitted by the Plan;

(b)
The grant of the Restricted Share Units is voluntary and occasional and does not create any contractual or other right to receive future grants of Restricted Share Units, or benefits in lieu of Restricted Share Units, even if Restricted Share Units have been granted in the past;

(c)	All decisions with respect to future Restricted Share Units or other grants, if any, will be at the sole discretion of the Company;

(d)The Participant’s participation in the Plan is voluntary;

(e)
The Restricted Share Unit award and Participant’s participation in the Plan shall not create a right to employment or be interpreted as forming an employment or services contract with the Company, or any Subsidiary and shall not interfere with the ability of the Company, or any Subsidiary, as applicable, to terminate the Participant’s employment or service relationship (if any);

(f)	The future value of the underlying Shares is unknown, indeterminable and cannot be predicted with certainty;

(g)
No claim or entitlement to compensation or damages shall arise from forfeiture of any Restricted Share Units resulting from the Participant ceasing to provide employment or other services to the Company or a Subsidiary or Affiliate (for any reason whatsoever whether or not later found to be invalid or in breach of employment laws in the jurisdiction where Participant is employed or the terms of Participant’s employment agreement, if any), and in consideration of the grant of the Restricted Share Units to which Participant is otherwise not entitled, Participant irrevocably agrees never to institute any claim against the Company, any of its Subsidiaries or Affiliates, and the Participant waives his or her ability, if any, to bring any such claim, and releases the Company, its Subsidiaries and Affiliates from any such claim; if, notwithstanding the foregoing, any such claim is allowed by a court of competent jurisdiction, then, by participating in the Plan, Participant shall be deemed irrevocably to have agreed not to pursue such claim and agrees to execute any and all documents necessary to request dismissal or withdrawal of such claim;

(h)	Neither the Plan nor the Restricted Share Units shall be construed to create an employment relationship where any employment relationship did not otherwise already exist;

(i)
Unless otherwise provided in the Plan or by the Company in its discretion, the Restricted Share Units and the benefits evidenced by this Agreement do not create any entitlement to have the Restricted Share Units or any such benefits transferred to, or assumed by, another company nor be exchanged, cashed out or substituted for, in connection with any corporate transaction affecting the Shares of the Company;

(j)
The Company is not providing any tax, legal or financial advice, nor is the Company making any recommendations regarding the Participant’s participation in the Plan, or the Participant’s acquisition or sale of the underlying Shares. The Participant is hereby advised to consult with his or her own personal tax, legal and financial advisors regarding his or her participation in the Plan before taking any action related to the Plan;

(k)
The Restricted Share Units and the Shares subject to the Restricted Share Units, and the income and value of same, are not part of normal or expected compensation for purposes of calculating any severance, resignation, termination, redundancy, dismissal, end-of-service payments,     bonuses, long-service awards, pension or retirement or welfare benefits or similar payments; and shall not affect the amount of any life insurance coverage     available to any beneficiary under any life insurance plan covering     employees of the Company or a Subsidiary, except to the extent such plan expressly provides otherwise; and

(l)
The Company reserves the right to impose other requirements on participation in the Plan, on the Restricted Share Units and on any Shares acquired under the Plan, to the extent the Company determines it is necessary or advisable in order to comply with local law or other applicable rules or facilitate the administration of the Plan, and to require the Participant to sign any additional agreements or undertakings that may be necessary to accomplish the foregoing.

10.    These Terms and Conditions Subject to Plan. The Restricted Share Units covered by this Agreement and all of the terms and conditions hereof are subject to all of the terms and conditions of the Plan, a copy of which is available upon request, except to the extent this Agreement expressly provides that it applies notwithstanding the terms of the Plan.
11.     Data Privacy. Participant hereby explicitly and unambiguously consents to the collection, use and transfer, in electronic or other form, of Participant’s personal data as described in this Agreement and any other Restricted Share Unit award materials by and among, as applicable, the Company and its Subsidiaries for the exclusive purpose of implementing, administering and managing Participant’s participation in the Plan.
Participant understands that the Company and/or the Subsidiary may hold certain personal information about Participant, including, but not limited to, Participant’s name, home address and telephone number, date of birth, social insurance number or other identification number, salary, nationality, job title, any Shares of stock or directorships held in the Company, details of all Restricted Share Units or any other entitlement to Shares awarded, canceled, exercised, vested, unvested or outstanding in Participant’s favor, for the exclusive purpose of implementing, administering and managing the Plan (“Data”).

Participant understands that Data will be transferred to the Company’s broker, or such other stock plan service provider as may be selected by the Company in the future, which is assisting the Company with the implementation, administration and management of the Plan. Participant understands that the recipients of the Data may be located in the United States or elsewhere, and that the recipients’ country (e.g., the United States) may have different data privacy laws and protections than Participant’s country. Participant understands that if he or she resides outside the United States, he or she may request a list with the names and addresses of any potential recipients of the Data by contacting his or her local human resources representative. Participant authorizes the Company, the Company’s broker and any other possible recipients which may assist the Company (presently or in the future) with implementing, administering and managing the Plan to receive, possess, use, retain and transfer the Data, in electronic or other form, for the sole purpose of implementing, administering and managing his or her participation in the Plan. Participant understands that Data will be held only as long as is necessary to implement, administer and manage Participant’s participation in the Plan. Participant understands if he or she resides outside the United States, he or she may, at any time, view Data, request additional information about the storage and processing of Data, require any necessary amendments to Data or refuse or withdraw the consents herein, in any case without cost, by contacting in writing his or her local human resources representative. Further, Participant understands that he or she is providing the consents herein on a purely voluntary basis. If Participant does not consent, or if Participant later seeks to revoke his or her consent, his or her employment status or service and career with the Employer will not be adversely affected; the only adverse consequence of refusing or withdrawing Participant's consent is that the Company would not be able to grant Restricted Share Units or other equity awards or administer or maintain such awards. Therefore, Participant understands that refusing or withdrawing his or her consent may affect Participant’s ability to participate in the Plan. For more information on the consequences of Participant’s refusal to consent or withdrawal of consent, Participant understands that he or she may contact his or her local human resources representative.

12.    Amendments. This Agreement can be amended at any time by the Committee. Any amendment to the Plan shall be deemed to be an amendment to this Agreement to the extent that the amendment is applicable hereto. Except for amendments necessary to bring this Agreement into compliance with current law including Internal Revenue Code Section 409A, no amendment to this Agreement shall materially and adversely affect the rights of the Participant without the Participant’s written consent.
13.    Severability. The provisions of this Agreement are severable and if any one or more provisions are determined to be illegal or otherwise unenforceable, in whole or in part, the remaining provisions shall nevertheless be binding and enforceable.
14.    Governing Law. This Agreement is governed by, and subject to, the laws of the State of Ohio, without regard to the conflict of law provisions, as provided in the Plan.

15.     Jurisdiction; Waiver of Jury Trial. Any suit, action or proceeding with respect to the Plan or this Agreement, or any judgment entered by any court of competent jurisdiction in respect of any thereof, shall be resolved only in the courts of the State of Ohio or the United States District Court for the Northern District of Ohio and the appellate courts having jurisdiction of appeals in such courts. In that context, and without limiting the generality of the foregoing, the Company and the Participant shall irrevocably and unconditionally (a) submit in any proceeding relating to the Plan or this Agreement, or for the recognition and enforcement of any judgment in respect thereof (a “Proceeding”), to the exclusive jurisdiction of the courts of the State of Ohio, the United States

District Court for the Northern District of Ohio, and appellate courts having jurisdiction of appeals from any of the foregoing, and agree that all claims in respect of any such Proceeding shall be heard and determined in such Ohio State court or, to the extent permitted by law, in such federal court; (b) consent that any such Proceeding may and shall be brought in such courts and waives any objection that the Company and the Participant may now or thereafter have to the venue or jurisdiction of any such Proceeding in any such court or that such Proceeding was brought in an inconvenient forum and agree not to plead or claim the same; (c) waive all right to trial by jury in any Proceeding (whether based on contract, tort or otherwise) arising out of or relating to the Plan or this Agreement; (d) agree that service of process in any such Proceeding may be effected by mailing a copy of such process by registered or certified mail (or any substantially similar form of mail), postage prepaid, to such party, in the case of the Participant, at the Participant’s address shown in the books and records of the Company or, in the case of the Company, at the Company’s principal offices, attention General Counsel; and (e) agree that nothing in this Agreement shall affect the right to effect service of process in any other manner permitted by the laws of the State of Ohio.

16.     Appendix. Notwithstanding any provisions in this Agreement to the contrary, the Restricted Share Unit award shall be subject to any special terms and conditions set forth in any Appendix to this Agreement for the Participant’s country. Moreover, if the Participant relocates to one of the countries included in the Appendix, the special terms and conditions for such country will apply to the Participant, to the extent the Company determines that the application of such terms and conditions is necessary or advisable for legal or administrative reasons. The Appendix constitutes part of this Agreement.

17.    Code Section 409A. The Restricted Share Units are intended to be exempt from Code Section 409A as short-term deferrals or compliant with Section 409A, and accordingly, the terms of this Agreement shall be construed to preserve such exemption or such compliance. To the extent that the Participant by application of the Plan and/or the Agreement is subject to penalties imposed under Code Section 409A, this Agreement shall be interpreted and administered in any manner necessary to avoid the application of penalties and interest that may accrue. For purposes of this Agreement, all references to “termination of employment,” “involuntary termination,” and correlative phrases shall be construed to require a “separation from service” (as defined in Section 1.409A-1(h) of the U.S. Treasury Regulations). Neither the Company nor any of its Subsidiaries, shall be liable to any Participant (or any other individual claiming a benefit through the Participant) for any tax, interest, or penalties the Participant might owe as a result of participation in the Plan, and the Company and its Subsidiaries shall have no obligation to indemnify or otherwise protect the Participant from the obligation to pay any taxes pursuant to Section 409A, unless otherwise specified.
18.     Compliance with Law. Notwithstanding any other provision of the Plan or this Agreement, unless there is an available exemption from any registration, qualification or other legal requirement applicable to the Plan, the Restricted Share Unit award, or the Shares issuable in settlement thereof, the Company shall not be required to deliver any Shares issuable upon settlement of the Restricted Share Units prior to the completion of any registration or qualification of the Plan or Shares under any local, state, federal or foreign securities or exchange control law or under rulings or regulations of the U.S. Securities and Exchange Commission (“SEC”) or of any other governmental regulatory body, or prior to obtaining any approval or other clearance from any local, state, federal or foreign governmental agency, which registration, qualification or approval the Company shall, in its absolute discretion, deem necessary or advisable. The Company is under no obligation to register or qualify the Plan or the Shares with the SEC or any state or foreign securities commission or to seek approval or clearance from any governmental authority for the granting of awards under the Plan or the issuance or sale of the Shares. Further, the Company shall have unilateral authority to amend the Plan and the Agreement without the Participant's consent to the extent necessary to comply with securities or other laws applicable to the Plan or the issuance of Shares.
19.     Waiver. The Participant acknowledges that a waiver by the Company of breach of any provision of this Agreement shall not operate or be construed as a waiver of any other provision of this Agreement, or of any subsequent breach by the Participant or any other Award recipient.

[Signature Page Follows]

This Agreement is hereby executed by the undersigned on this ____ day of __________, _____.

CLIFFS NATURAL RESOURCES INC.

Executive Officer of the Company

The undersigned Participant hereby acknowledges receipt of an executed original of this Agreement and accepts the right to receive the Shares, subject to the terms and conditions of the Plan and the terms and conditions of this Agreement as set forth, as of the date first written above.

[NAME], Participant

APPENDIX FOR NON-U.S. PARTICIPANTS
ADDITIONAL TERMS AND CONDITIONS TO RESTRICTED SHARE UNITS AWARD AGREEMENT

This Appendix includes the following additional terms and conditions that govern the Participant’s Restricted Share Unit Award for all Participants that reside and/or work outside of the United States.

Notifications
This Appendix also includes notifications regarding exchange controls and other regulatory issues of which the Participant should be aware with respect to the Participant’s participation in the Plan. The information herein is based on the securities, exchange control and other laws in effect in the respective countries as of April 2012. Such laws are often complex and change frequently. As a result, the Company strongly recommends that the Participant not rely on the information in this Appendix as the only source of information relating to the consequences of the Participant’s participation in the Plan because the information may be out of date at the time that the Restricted Share Units vest, or the Shares are delivered or cash paid in settlement of the Restricted Share Units, or the Participant sells any Shares acquired under the Plan.
In addition, the information contained herein is general in nature and may not apply to the Participant’s particular situation, and the Company, its Subsidiaries, nor the Company’s stock plan administrator (“Administrator”) is in a position to assure the Participant of a particular result. Accordingly, the Participant is advised to seek appropriate professional advice as to how the relevant laws in the Participant’s country of residence and/or work may apply to the Participant’s situation.
Finally, if the Participant transfers employment after the Date of Grant, or is considered a resident of another country for local law purposes following the Date of Grant, the notifications contained herein may not be applicable to the Participant, and the Administrator shall, in its discretion, determine to what extent the terms and conditions contained herein shall be applicable to the Participant.
Terms and Conditions Applicable to All Non-U.S. Jurisdictions

English Language. The Participant acknowledges and agrees that it is the Participant’s express intent that this Agreement, the Plan and all other documents, rules, procedures, forms, notices and legal proceedings entered into, given or instituted pursuant to the Restricted Share Unit, be drawn up in English. If the Participant has received this Agreement, the Plan or any other Agreement rules, procedures, forms or documents related to the Restricted Share Unit award translated into a language other than English, and if the meaning of the translated version is different than the English version, the English version will control, unless otherwise provided herein.

Compliance with Laws; Repatriation. The Participant agrees, as a condition of the grant of the Restricted Share Unit award, to repatriate all payments attributable to the Restricted Share Unit and/or cash acquired under the Plan (including, but not limited to, dividends, dividend equivalents, and any proceeds derived from the sale of the Shares acquired pursuant to the Agreement) in accordance with all foreign exchange rules and regulations applicable to the Participant. The Company, Subsidiaries, and the Administrator reserve the right to impose other requirements on the Participant’s participation in the Plan, on the Restricted Share Units and on any Shares acquired or cash payments made pursuant to the Agreement, to the extent the Company, its Subsidiaries or the Administrator determines it is necessary or advisable in order to comply with local law or to facilitate the administration of the Plan, and to require the Participant to sign any additional agreements or undertakings that may be necessary to accomplish the foregoing. Finally, the Participant agrees to take any and all actions as may be required to comply with the Participant’s personal legal and tax obligations under all laws, rules and regulations applicable to the Participant.

Private Placement. The grant of the Restricted Share Units is not intended to be a public offering of securities in the Participant’s country of residence and/or employment but instead is intended to be a private placement. As a private placement, the Company has not submitted any registration statement, prospectus or other filings with the local securities authorities (unless otherwise required under local law), and the grant of the Restricted Share Units is not subject to the supervision of the local securities authorities.

Responsibility for Taxes & Withholding. Regardless of any action the Company or any of its Subsidiaries takes with respect to any or all income tax, social insurance, payroll tax, fringe benefits tax, payment on account or other tax-related items related to the Participant’s participation in the Plan and legally applicable to the Participant (“Tax-Related Items”), the Participant acknowledges that the ultimate liability for all Tax-Related Items is and remains the Participant’s responsibility and may exceed the amount actually withheld by the Company or any of its Subsidiaries. The Participant further acknowledges that the Company and/or its Subsidiaries (1) make no representations or undertakings regarding the treatment of any Tax-Related Items in connection with any aspect to the Restricted Share Units, including, but not limited to, the grant, vesting or settlement of the Restricted Share Units, the issuance of Shares or cash upon settlement of the Restricted Share Units, the subsequent sale of Shares acquired pursuant to such issuance and the receipt of any dividends and/or dividend equivalents; and (2) do not commit to and are under no obligation to structure the terms of any Award to reduce or eliminate Participant’s liability for Tax-Related Items or achieve any particular tax result. Further, if the Participant becomes subject to tax in more than one jurisdiction between the Date of Grant and the date of any relevant taxable event, the Participant acknowledges that Company and/or its Subsidiaries may be required to withhold or account for Tax-Related Items in more than one jurisdiction.

Prior to any relevant taxable or tax withholding event, as applicable, the Participant will pay or make adequate arrangements satisfactory to the Company and/or its Subsidiaries to satisfy all Tax-Related Items. In this regard, the Participant authorizes the Company and/or its Subsidiaries, or their respective agents, at their discretion, to satisfy the obligations with regard to all Tax-Related Items by one or a combination of the following:

(a)	Withholding in Shares to be issued or cash to be paid upon vesting/settlement of the Restricted Share Units; or

(b)	Withholding from the Participant’s wages or other cash compensation paid to the Participant by the Company and/or its Subsidiaries; or

(c)
Withholding from proceeds of the Shares acquired upon vesting/settlement of the Restricted Share Units either through a voluntary sale or through a mandatory sale arranged by the Company (on the Participant’s behalf pursuant to this authorization).

To avoid negative accounting treatment, the Company and/or its Subsidiaries may withhold or account for Tax-Related Items by considering applicable minimum statutory withholding amounts or other applicable withholding rates. If the obligation for Tax-Related Items is satisfied by withholding in Shares, for tax purposes, the Participant is deemed to have been issued the full number of Shares attributable to the vested Restricted Share Units, notwithstanding that a number of Shares are held back solely for the purpose of paying the Tax-Related Items due as a result of any aspect of the Participant’s participation in the Plan.

Finally, the Participant shall pay to the Company and/or its Subsidiaries any amount of Tax-Related Items that the Company and/or its Subsidiaries may be required to withhold or account for as a result of the Participant’s participation in the Plan that cannot be satisfied by the means previously described. The Company may refuse to issue or deliver the Shares or the proceeds of the sale of Shares, if the Participant fails to comply with the Participant’s obligations in connection with the Tax-Related Items.

Terms and Conditions Applicable to Australia

Securities Law Notice. If the Participant acquires Shares under the Plan and offers such Shares for sale to a person or entity resident in Australia, the offer may be subject to disclosure requirements under Australian law. Participant should obtain legal advice as to his or her disclosure obligations prior to making any such offer.
Terms and Conditions Applicable to Canada

Use of English Language. The parties acknowledge that it is their express wish that the present Agreement, as well as all documents, notices and legal proceedings entered into, given or instituted pursuant hereto or relating directly or indirectly hereto, be drawn up in English. Les parties reconnaissent avoir exigé la rédaction en anglais de la présente convention, ainsi que de tous documents exécutés, avis donnés et procédures judiciaires intentées, directement ou indirectement, relativement à ou suite à la présente convention.

Resale Restriction. The Participant is permitted to sell the Shares acquired upon vesting through the designated broker appointed under the Plan, provided the resale of Shares acquired under the Plan takes place outside of Canada through the facilities of the stock exchange on which the Shares are listed. The Shares are currently listed on the New York Stock Exchange.

Termination Date. The Participant ceases to be employed with the Company or its Subsidiaries on the later of (i) the date that is the last day of any statutory notice of termination period applicable to the Participant pursuant to applicable employment standards legislation, and (ii) the date that is designated by the Company or any Subsidiary as the last day of the Participant’s employment with the Company or any Subsidiary. The date that the Participant ceases to be employed by the Company or its Subsidiaries specifically does not mean the date on which any period of reasonable notice that the Company or any Subsidiary may be required at law to provide to the Participant expires.

Restricted Share Units Payable Only in Shares. Notwithstanding any discretion in the Plan or anything to the contrary in the Agreement, the grant of Restricted Share Units does not provide any right for the Participant to receive a cash payment, and the Restricted Share Units are payable in Shares only.